EXHIBIT 10.8

SEMPRA ENERGY

1998 LONG TERM INCENTIVE PLAN

2004 RESTRICTED STOCK AWARD

You have been granted a restricted stock award consisting of the number of shares of Sempra Energy Common Stock set forth below. The shares, as well as additional shares purchased through dividend reinvestment, may not be sold or assigned and will be subject to forfeiture unless and until they vest.

The terms and conditions of your award are set forth in the attached Year 2004 Restricted Stock Award Agreement and in the Sempra Energy 1998 Long Term Incentive Plan, which is enclosed. The summary below highlights selected terms and conditions but it is not complete and you should carefully read the attachments to fully understand the terms and conditions of your award.

SUMMARY
Date of Award:	June 8, 2004
Name of Recipient:	Neal Schmale
Recipient's Social Security No:	###-##-####
Number of Shares of Common Stock:	100,000
Award Date Market Value per Share:	$33.89
Vesting/Forfeiture of Shares:

The award will vest in two installments. The first installment of 50% of the shares initially subject to your award (together with additional shares attributable to reinvested dividends on the vesting shares) will vest on January 1, 2008 and second installment of 50% of the shares initially subject to your award (together with additional shares attributable to reinvested dividends on the vesting shares) will vest on January 1, 2010. If your employment with Sempra Energy and its subsidiaries is terminated all or a portion of your unvested shares may be forfeited. (See "Vesting/Forfeiture" and "Termination of Employment")

Transfer Restrictions:
Your shares, as well as additional shares purchased through reinvested dividends, may not be sold or otherwise transferred until they are vested. (See "Transfer Restrictions")
Termination of Employment:

If your employment with Sempra Energy and its subsidiaries is terminated by death, "Disability," "Involuntary Termination," or under certain circumstances following a failure to have elected you to the position of Chief Operating Officer (or to a higher position), all or a portion of the next unvested installment of your shares will immediately vest. All shares that otherwise remain unvested upon the termination of your employment (for any reason whatsoever) will be forfeited. (See "Vesting/Forfeiture and "Termination of Employment")

Dividends:

Cash dividends attributable to your shares will be reinvested to purchase additional shares that will be subject to the same transfer restrictions and forfeiture and vesting conditions as the shares to which the dividends are attributable. (See "Dividends and Distributions")

Taxes:

Upon vesting you will become subject to income taxes on the value of the vested shares at the time of vesting. You must also pay applicable withholding taxes to Sempra Energy for payment over to tax authorities on your behalf. (See "Taxes")

To accept your award you must sign the accompanying copy of this page and promptly return it to Sempra Energy together with payment of $.01 per share for each of your restricted shares. By doing so, you agree to all of the terms and conditions described in the attached Year 2004 Restricted Stock Award Agreement and in the Sempra Energy 1998 Long Term Incentive Plan.

Recipient:
(Signature)
Sempra Energy:
(Signature)
Title:	Sr. Vice President, Human Resources

SEMPRA ENERGY

1998 LONG TERM INCENTIVE PLAN

Year 2004 Restricted Stock Award Agreement

Award:

You have been granted a restricted stock award under Sempra Energy's 1998 Long Term Incentive Plan. The award consists of the number of shares of Sempra Energy Common Stock set forth on the Cover Page/Summary to this Agreement.

Unless and until they vest and all related withholding taxes have been paid, your shares and additional shares purchased through reinvested dividends will be subject to transfer restrictions and forfeiture conditions. Upon the termination of your employment all or a portion of your unvested shares may be forfeited. Your vested shares also may be forfeited if you do not promptly pay related withholding taxes. See "Vesting/Forfeiture," "Transfer Restrictions," "Termination of Employment" and "Taxes" below.

Vesting/Forfeiture:

The shares subject to your award will vest in two installments if you are employed by Sempra Energy or its subsidiaries on the applicable vesting date.

The first installment of 50% of the shares initially subject to your award (together with additional shares attributable to reinvested dividends on the vesting shares) will vest on January 1, 2008 if you are employed by Sempra Energy or its subsidiaries on that date.

The second installment of the remaining 50% of the shares initially subject to your award (together with additional shares attributable to reinvested dividends on the vesting shares) will vest on January 1, 2010 if you are employed by Sempra Energy or its subsidiaries on that date.

If your employment with Sempra Energy and its subsidiaries is terminated by death, "Disability," "Involuntary Termination," or under certain circumstances following a failure to have elected you to the position of Chief Operating Officer (or to a higher position), all or a portion of the next unvested installment of your shares will immediately vest. All shares otherwise remaining unvested upon the termination of your employment (for any reason) will be forfeited. (See "Termination of Employment" below).

After you have paid vesting-related withholding taxes (see "Taxes" below) your vested shares will no longer be subject to transfer restrictions or forfeiture conditions and certificates for the vested shares will be issued to you or the vested shares transferred to an unrestricted account designated by you. Until then, your shares will be held by Sempra Energy or recorded in a restricted share account.

Transfer Restrictions:	You may not sell or otherwise transfer or assign your shares or any additional shares purchased through dividend reinvestment until they have vested and all related withholding taxes have been paid.
Dividends and Distributions:

Cash dividends and distributions attributable to your shares will be reinvested to purchase additional shares of Sempra Energy Common Stock pursuant to Sempra Energy's dividend reinvestment plan. These additional shares (including shares attributable to successive reinvested dividends) will be subject to the same transfer restrictions, forfeiture and vesting conditions and other terms and conditions that are applicable to the shares to which they are attributable.

Shares issued as stock dividends or as the result of a stock-split, recapitalization, reorganization or other similar transaction in respect of your shares will also be subject to the same transfer restrictions, forfeiture and vesting conditions and other terms and conditions that are applicable to the shares to which they are attributable.

Voting:	You have the right to vote your shares even when they have not yet vested.
Termination of Employment:
Involuntary Termination

If your employment with Sempra Energy and its subsidiaries is terminated by reason of an "Involuntary Termination" unvested shares will vest as follows:

  If the termination occurs on or prior to January 1, 2008, the first installment of 50% of the shares initially subject to your award (together with additional shares attributable to reinvested dividends on the vesting shares) will immediately vest. All shares otherwise remaining unvested (including the second installment of 50% of the shares initially subject to your award) will be immediately forfeited.
  If the termination occurs after January 1,2008, the remaining second installment of 50% of the shares initially subject to your award (together with additional shares attributable to reinvested dividends on the vesting shares) will immediately vest.

"Involuntary Termination" has the meaning for that term set forth in your Severance Pay Agreement with Sempra Energy dated June 8, 2004 except that, for purposes of this Agreement, "Good Reason" as used in that term does not include a failure (at any time) to have elected you to the position of Chief Operating Officer of Sempra Energy or to a higher position.

Death or Disability

If your employment by Sempra Energy and its subsidiaries is terminated by reason of your death or "Disability" (as defined in your Severance Pay Agreement with Sempra Energy dated June 8, 2004) unvested shares will vest as follows:

(a) If the termination occurs on or prior to January 1, 2008, a portion of the first installment of 50% of the shares initially subject to your award (together with additional shares attributable to reinvested dividends on such shares) will vest using the following vesting factor: X # of days divided by 1,301 days where X equals the number of days beginning June 8, 2004 and ending on the date of the termination. All shares otherwise remaining unvested upon such termination of your employment (including the second installment of 50% of the shares initially subject to your award) will be immediately forfeited.

(b) If the termination occurs after January 1, 2008, a portion of the remaining second installment of 50% of the shares initially subject to your award (together with additional shares attributable to reinvested dividends on such shares) will vest using the following vesting factor: Y # of days divided by 731 days where Y equals the number of days beginning January 1, 2008 and ending on the date of the termination. All shares otherwise remaining unvested upon such termination of your employment will be immediately forfeited.

Failure to Promote

If (a) your employment with Sempra Energy and its subsidiaries is terminated on or prior to January 1, 2008 and after the retirement, or other termination, of Sempra Energy's current Chairman and Chief Executive Officer; (b) you have not been elected to the position of Chief Operating Officer of Sempra Energy (or to a higher position) within 30 days following such retirement, or other termination, of Sempra Energy's current Chairman and Chief Executive Officer, and (c) such termination of your employment is not for "Cause" (as defined in your Severance Pay Agreement with Sempra Energy dated June 8, 2004) and is for reasons other than an "Involuntary Termination" or your death or "Disability," then a portion of the first installment of 50% of the shares initially subject to your award (together with additional shares attributable to reinvested dividends on such shares) will vest as described in the section entitled "Death or Disability" Subpart (a).

Other

If your employment with Sempra Energy and its subsidiaries is otherwise terminated (for "Cause," retirement, or any other reason whatsoever other than as set forth above) all of your unvested shares will be immediately forfeited.

Your employment does not terminate when you go on a sick leave or another bona fide leave of absence, if the leave was approved by your employer in writing. But your employment will be treated as terminating 90 days after you went on leave, unless your right to return to active work is guaranteed by law or by a contract. And your employment terminates in any event when the approved leave ends, unless you immediately return to active work. Your employer determines which leaves count for this purpose.

Taxes:

The following is a general summary of the federal income tax consequences of your Restricted Stock Award. The summary may not cover your particular circumstances because it does not consider foreign, state, local or other tax laws and does not describe future changes in federal tax rules. You are urged to consult your tax advisor regarding the specific tax consequences applicable to you rather than relying on this general summary.

Generally:

You will not be subject to taxes on your award until your shares vest.

When your shares vest, you will realize taxable income based on the fair market value of the vested shares at the time of vesting.

When you sell your shares you may also realize taxable gain based upon the difference between the sales price and the amount that you have previously recognized as income.

Withholding Taxes:

When you become subject to income taxes upon the vesting of your shares, Sempra Energy is required to pay related withholding taxes on your behalf. You must pay these taxes to Sempra Energy. You may do so directly or by making arrangements with Sempra Energy to direct a securities broker to sell a sufficient number of the vesting shares to cover the required withholding. Sempra Energy may, but is not obligated to, accept shares for payment of withholding taxes.

If you do not promptly pay these withholding taxes or make arrangements satisfactory to Sempra Energy to pay them, Sempra Energy (after notice to you and providing you with reasonable time, which need not exceed ten days, to make payment or satisfactory payment arrangements) may in its sole discretion elect that all of your shares be forfeited to Sempra Energy. Upon the effectiveness of that election all of your interest in your shares will terminate.

Retention Rights:

Neither your Restricted Stock Award nor this Agreement gives you any right to be retained by Sempra Energy or any of its subsidiaries in any capacity and your employer reserves the right to terminate your employment at any time, with or without cause. The value of your award will not be included as compensation or earnings for purposes of any other benefit plan offered by Sempra Energy or any of its subsidiaries.

Change in Control:

Subject to certain limitations set forth in the 1998 Long Term Incentive Plan, in the event of a Change in Control (as defined in the plan) of Sempra Energy, your shares will automatically become fully vested and non-forfeitable.

Further Actions:

You agree to take all actions and execute all documents appropriate to carry out the provisions of this Agreement.

You also appoint as your attorney-in-fact each individual who at the time of so acting is the Secretary or an Assistant Secretary of Sempra Energy with full authority to effect any transfer of your shares, including any forfeiture of your shares, that is authorized by this Agreement.

Applicable Law:	This Agreement will be interpreted and enforced under the laws of the State of California.
Other Agreements:

In the event of any conflict between the terms of this Agreement and any written employment, severance or other employment-related agreement between you and Sempra Energy, the terms of such other agreement shall prevail.

By signing the Cover Sheet/Summary of this Agreement, you agree to all of the terms and conditions described above and in the 1998 Long Term Incentive Plan